UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

LVIP Government Money Market Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP Government Money Market Fund

(formerly known as LVIP Money Market Fund)

(the “Fund”)

Dated: May 6, 2016

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust, held on December 7-8, 2015 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the Fund between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”), and BlackRock Advisors, LLC (“BlackRock”).

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with BlackRock on behalf of the Fund to be effective as of April 1, 2016. The New Sub-Advisory Agreement replaced the prior sub-advisory agreement (the “Prior Sub-Advisory Agreement”) between the Adviser and Delaware Investments Fund Advisers dated June 4, 2010, which was last approved by the Board on September 15, 2015. Under the terms of the New Sub-Advisory Agreement, BlackRock makes investment decisions for the Fund’s assets and continuously reviews, supervises and administers the Fund’s investment program.

II.	Board Considerations on the New Sub-Advisory Agreement

On December 7-8, 2015, the Board of the Trust met to consider, among other things, the approval of the sub-advisory agreement between the Adviser and BlackRock on behalf of the Fund (the “Sub-Advisory Agreement”). The Independent Trustees reported that they had reviewed materials provided by the Adviser, Lincoln National Life Insurance Company (“Lincoln Life”) and BlackRock prior to and during the meeting, and had reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of investment subadvisory agreements and the factors that they should consider in evaluating such agreements. Among other information, the Adviser, Lincoln Life and BlackRock provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including an in-person presentation by representatives of BlackRock and BlackRock’s responses to Adviser’s request for proposal. The Board noted that Blackrock affiliated sub-advisers provided sub-advisory services to other funds in the Trust and that the Board had also reviewed extensive information regarding the BlackRock affiliated sub-advisers and the BlackRock organization during the annual contract renewal process that was completed in September 2015. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers as well as Lincoln Life and Adviser employees to consider the approval of the Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board of Trustees.

Based upon its review, the Board concluded that it was in the best interests of the Fund that the Sub-Advisory Agreement be approved. In considering the approval of the Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Nature, Extent and Quality of Services and Performance.

In considering the approval of the proposed sub-advisory agreement between the Adviser and BlackRock on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by BlackRock under the proposed sub-advisory agreement. The Board considered changes made to the SEC rules governing money market funds which would not permit the Fund to continue to be managed as it had been and the reasons provided by Adviser for recommending the change to a government money market fund with BlackRock as subadviser. The Board considered the Adviser’s description of its in depth due diligence process and analysis shared with the Board. The Board also considered the backgrounds of the investment team proposed to service the Fund and BlackRock’s investment philosophy. The Board considered the Adviser’s view that BlackRock had a strong focus on principal preservation and liquidity. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, soft dollar policies, risk management and compliance and regulatory matters. The Board concluded that the services to be provided by BlackRock were expected to be satisfactory.

Sub-advisory Fee and Economies of Scale.

The Board noted that the sub-advisory fee schedule was lower than the current sub-advisory fee and considered BlackRock’s statement that it had no comparable government money market funds to which the sub-advisory fee could be compared.

The Board considered that the proposed sub-advisory fee was negotiated between LIAC and BlackRock, an unaffiliated third party, and that the Adviser would compensate BlackRock from its fee and concluded the proposed sub-advisory fee was reasonable.

Profitability and Fallout Benefits.

The Board considered that the sub-advisory fee schedule was negotiated between the Adviser and BlackRock, an unaffiliated third party, and that the Adviser would compensate BlackRock from its fees. The Board reviewed materials provided by BlackRock as to any additional benefits it receives and noted BlackRock’s statement that the Sub-Advisory Agreement may raise BlackRock’s profile as an investment adviser in the broker community as well as with the investing public and may facilitate the raising of assets for other investment products or services provided by BlackRock.

Conclusion.

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement are fair and reasonable and that approval of the Sub-Advisory Agreement is in the best interests of the Fund.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated April 1, 2016 and has an initial two-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Other than the effective date and the name of the sub-adviser, the New Sub-Advisory Agreement is generally the same in all material respects to the Prior Sub-Advisory Agreement. Under the New Sub-Advisory Agreement, BlackRock will make investment decisions for the Fund assets that the Adviser allocates to BlackRock and continuously review, supervise and administer the Fund’s investment program with respect to such assets. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to BlackRock; or (c) BlackRock on at least sixty days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation, unless the Adviser has by prior written consent agreed to the delegation, or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

The Fund paid the Adviser investment advisory fees at an aggregate annual rate of 0.11% of net assets or $792,276 for the fiscal year ended December 31, 2015. The Adviser, in turn, paid sub-advisory fees for the Fund at an aggregate annual rate of 0.08% of net assets or $534,112 for the fiscal year ended December 31, 2015. Had the New Sub-Advisory Agreement been in effect for that same time period, the Adviser would have paid sub-advisory fees to the Sub-Adviser at an aggregate annual rate of 0.05% of net assets or $345,720, a decrease of 35.3% as compared to the Prior Sub-Advisory Agreement.

IV.	Information About BlackRock

BlackRock, which is located at 100 Bellevue Parkway, Wilmington, DE, USA 19809, is a major financial services company engaged in a broad range of financial activities beyond its mutual fund-related activities, including among others, banking, investment banking, broker/dealer (sales and trading), asset management, insurance and other financial activities. BlackRock is a subsidiary of BlackRock, Inc., which is located at 55 East 52nd Street, New York, NY 10055. As of December 31, 2015, BlackRock, Inc. had over $4.645 trillion in assets under management.

The following table provides the name and principal occupation of BlackRock’s directors and executive officers. The address of each of the directors and executive officers is 55 East 52nd Street, New York, NY 10055.

Name	Principal Occupation
Laurence Fink	Chairman & Chief Executive Officer
Robert Kapito	President
Philipp Hildebrand	Vice Chairman
Barbara Novick	Vice Chairman
Kendrick Wilson	Vice Chairman
David Blumer	Head of Europe, Middle East & Africe
Geraldine Buckingham	Global Head of Corporate Strategy
Robert Fairbairn	Global Head of Retail & iShares
Rob Goldstein	Chief Operating Officer & Head of BlackRock Solutions®
Ben Golub	Chief Risk Officer & co-Head of Risk and Quantitative Analysis
Richard Kushel	Global Head of Multi-Asset Strategies
Matthew Mallow	Chief Legal Officer
Mark McCombe	Global Head of Institutional Client Business & Chairman Of BlackRock Alternative Investors
Linda Robinson	Global Head of Marketing & Communications
Amy Schioldager	Global Head of Beta Strategies
Gary Shedlin	Chief Financial Officer
Jeff Smith	Global Head of Human Resources
Derek Stein	Global Head of Business Operations & Technology
Ryan Stork	Head of Asia Pacific
Mark Wideman	Global Head of iShares®

A.	Comparable Funds

BlackRock currently manages other accounts or funds having similar investment objectives and strategies to the Fund.

BlackRock provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Fund. Although the investment objectives and strategies of the funds listed below may be similar to the Fund’s, the nature of services BlackRock provides may be different.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management 03/31/16
BlackRock U.S Treasury Money Market Fund	Each Fund pays an advisory fee of: 0.450% of the first $1 billion 0.400% of the next $1 billion 0.375% of the next $1 billion 0.350% on amounts in excess of $3 billion Additionally, each Fund pays an administrative fee of 0.10%. (6)	$376,658,730.00
VI: BlackRock Government Money Market V.I. Fund (a)	0.500% of first $1 billion	$179,540,105.00

Series: BlackRock Government Money Market Portfolio (a)	0.500% of first $250 million: 0.450% of next $50 million; 0.400% of next $100 million; 0.350% of next $400 million; and 0.300% on amounts in excess of $800 million, based on the aggregate average daily net assets of the eight combined funds of the BlackRock Series Fund, Inc.	$148,409,429.00
Confidential Subadvised client E	0.200% of first $250 million 0.150% of next $250 million; 0.120% of next $250 million; 0.100% of next $250 million; and 0.080% of net assets over $1 billion.	$170,687,824.03

(a) The management fee rates shown do not reflect the effect of any fee waivers or expense reimbursement arrangements (including instances where a fund is waiving fees to maintain a minimum yield).

B.	Payments of Commissions to Affiliated Brokers

As of 01/01/2016, BlackRock had the following affiliated broker-dealers:

Parent Company: BlackRock, Inc.

Subsidiary Name	Subsidiary Name
BlackRock Execution Services	PNC Capital Markets LLC
BlackRock Investments, LLC	PNC Investments
Harris Williams & Co.

The Fund did not pay any brokerage commissions to brokers affiliated with BlackRock for the fiscal year ended December 31, 2015.

V.	Purchases of BlackRock’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving BlackRock or any entity controlling, controlled by or under common control with BlackRock.

VI.	Ownership of Shares

As of March 14, 2016, the Fund had 41,514,989.80 outstanding Standard Class shares and 29,965,671.73 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of March 14, 2016, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of December 31, 2015, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at One Granite Place, Concord, New Hampshire 03301.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund made no payments to LFD for the fiscal year ended December 31, 2015.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2015.

Administrator

The Trust’s administrator, Lincoln Life, is located at 1300 S. Clinton Street, Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $68,670 for the fiscal year ended December 31, 2015.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Ft. Wayne, Indiana 46802 (express mail).

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE